UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   MONAGHAN, DAVID A
   125 S DAKOTA AVE SUITE 1100
   SIOUX FALLS, SD  57104
   USA
2. Issuer Name and Ticker or Trading Symbol
   NORTHWESTERN CORPORATION
   NOR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   2/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   TREASURER & CONTROLLER
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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COMMON STOCK               |2/1/20|P   | |7                 |A  |22.3890    |550                |D     |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |@     |P   | |13                |A  |^          |72(1)              |D     |                           |
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COMMON STOCK               |2/29/0|B   | |5                 |A  |22.6250    |1,042              |D     |S401(K)                    |
                           |0     |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
ALL SHARE TRANSACTIONS AND TOTALS HAVE BEEN ROUNDED TO WHOLE
SHARES
@ PURCHASE DATES OF 2/7/00 AND
2/22/00
^ PURCHASE PRICES OF 21.5810 AND
23.0678
(1) SHARES PURCHASED PURSUANT TO THE NORTHWESTERN CORP TEAM MEMBER STOCK PURCHASE PLAN
AT THE APPLICABLE
DISCOUNT
* PURCHASE DATES OF 2/8/00, 2/16/00, 2/26/00 AND
2/29/00
SIGNATURE OF REPORTING PERSON
/S/ David A. Monaghan
DATE
3-9-2000